                                                                                              Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference to the Registration Statement on Form S-3 of our report dated April 14, 2008, except for the second paragraph of the reclassification section of Note 3, and the last paragraph of the Release of Common Stock Stop Order section of Note 9, as to which the date is August 19, 2008, relating to the consolidated financial statements of Z Trim Holdings, Inc. and subsidiaries, which appears in the Z Trim Holding’s Annual Report on Form 10-K for the year ended December 31, 2008.  We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Blackman Kallick, LLP
Chicago, Illinois
December 14, 2009